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Hess Corporation
(Name of Registrant as Specified In Its Charter)

Elliott Associates, L.P.

Elliott International, L.P.

Paul E. Singer

Elliott Capital Advisors, L.P.

Elliott Special GP, LLC

Braxton Associates, Inc.

Elliott Asset Management LLC

The Liverpool Limited Partnership

Liverpool Associates Ltd.

Elliott International Capital Advisors Inc.

Hambledon, Inc.

Elliott Management Corporation

Rodney F. Chase

Harvey Golub

Karl F. Kurz

David McManus

Marshall D. Smith

William B. Berry

Jonathan R. Macey

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On January 29, 2013, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

For Media Inquiries Contact:

John Hartz

(212) 446-1872

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Elliott Management to Nominate Five Highly Experienced Executives to the Board of Hess Corporation

$21.5 Billion Private Investment Firm Urges Strategic and Operational Review to Drive Shareholder Value

NEW YORK (January 29, 2013) — Elliott Management Corporation (“Elliott”) today sent a letter to shareholders of Hess Corporation (NYSE: HES) urging them to elect at the Company’s 2013 Annual Meeting the following slate of five independent directors to the Board:

•                  Rodney F. Chase - Former Deputy Chief Executive, BP plc

•                  Harvey Golub - Former Chief Executive Officer, American Express Company

•                  Karl F. Kurz - Former Chief Operating Officer, Anadarko Petroleum Corporation

•                  David McManus - Former Executive Vice President, Pioneer Natural Resources Company

•                  Marshall D. Smith - Chief Financial Officer, Ultra Petroleum Corporation

Alternate board nominees are:

•                  William Berry - Former Executive Vice President, ConocoPhillips Company

•                  Jonathan R. Macey - Sam Harris Professor of Corporate Law, Corporate Finance, and Securities Law, Yale Law School

Elliott strongly advocates for Hess to conduct a full strategic and operational review to consider all pathways to maximize shareholder value which could include implementing a substantial divestment program with a potential spinoff of the Bakken asset to refocus its portfolio; improving operations and accountability; and bringing greater discipline to capital allocation.

Elliott, affiliates of which beneficially own 4% of the common stock of Hess Corporation, is a multi-strategy investment firm with deep experience investing in public and private companies. Please visit www.reassesshess.com for more information. Full text of the letter follows:

January 29, 2013

Dear Fellow Shareholder:

We are writing to you on behalf of Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott” or “we”), collectively the beneficial owners of 4% of the common stock(1) of Hess Corporation (“Hess” or the “Company”). After extensive study and analysis, we are convinced that tremendous value is trapped inside the Company as a result of poor oversight by a board of directors lacking both the experience and independence to set a clear, shareholder-focused, value-creating strategy. As a result, we have identified and are submitting for election at the Company’s 2013 Annual Meeting a slate of five independent, highly qualified nominees to join Hess’s board. The Nominees each bring substantial expertise and deep experience and were selected specifically for their ability to foster the boardroom dynamics that are required to unlock the Company’s enormous potential. We believe that unlocking this trapped value could result in a share price of greater than $126 per share(2), amounting to upside of over 150%(3), or $26 billion of enterprise value creation.

Our investment in Hess Corporation is Elliott’s largest initial equity investment in its more than 35 year history. The size of the position reflects our conviction that, with proper oversight and guidance from the Shareholder Nominees, tremendous value can be unlocked. In this letter, we lay out our thoughts on how the board can reclaim shareholder value by refocusing the Company. However, our overarching point is this: all of the billions wasted, all of the operational failures, and all of the opacity stems from one central problem: the board’s failure to oversee management and hold it accountable for over a decade of failures.

We note that upon receipt of notification of Elliott’s intention to nominate directors Hess announced an exit from its refining and terminal business (one of its numerous distractions, but a financially insignificant step). However, the problems at the Company go much deeper. By seeking to restructure a minor business rather than address the larger problem, Hess is highlighting its inability, on its own, to fix a 17 year history of unrelenting underperformance. As John Hess himself acknowledges, “you can’t judge [Hess] on a one-year basis. You have to do it over the long term.” Hess’s dreadful long term performance speaks for itself. Past words have translated into inaction or irrelevant actions—which is why new directors are needed for real change.

(1)  Elliott beneficially owns 13.76 million shares. Ownership percentage based on September 2012 10-Q share count of 341,547,049.

(2)  Together with this letter we are today making available to Hess shareholders a presentation that explains and supports in greater detail the points we set out below, including the sources for our statements and analysis. That presentation, and all materials that we distribute to Hess shareholders, will be available at our website www.ReassessHess.com. We encourage all shareholders to review these materials.

(3)  All percentages of stock price are calculated as of November 28, 2012—the date before which Elliott began to purchase a substantial amount of Hess stock.

Underperformance

Across any time frame and against any reasonable set of comparable companies, the stock of Hess Corporation has dramatically underperformed. This track record of woeful shareholder returns relative to peers extends back to the date on which the current CEO assumed control more than 17 years ago.

	John Hess Tenure
	17 Years	5-Year	4-Year	3-Year	2-Year	1-Year

Hess	234.7%	(26.1)%	(5.2)%	(12.0)%	(28.0)%	(12.5)%

Proxy Peers	567.6%	4.5%	38.3%	16.9%	11.6%	4.3%
(Under) / Over Performance	(332.9)	(30.6)	(43.5)	(28.9)	(39.6)	(16.8)

Revised Proxy Peers	694.4%	19.1%	58.2%	31.6%	18.6%	7.1%
(Under) / Over Performance	(459.7)	(45.2)	(63.4)	(43.6)	(46.6)	(19.6)

Bakken Operators		236.8%	979.1%	171.9%	42.0%	3.1%
(Under) / Over Performance	NA	(262.8)	(984.3)	(183.9)	(70.0)	(15.6)

Energy Select Sector SPDR (XLE)		5.1%	51.5%	30.9%	16.5%	7.5%
(Under) / Over Performance	NA	(31.2)	(56.7)	(42.9)	(44.5)	(20.0)

SPDR S&P Oil & Gas Exploration & Production (XOP)		13.0%	75.4%	40.0%	11.0%	2.4%
(Under) / Over Performance	NA	(39.0)	(80.6)	(52.0)	(38.9)	(14.9)

This underperformance is all the more dramatic when considering that: (1) Hess Corporation’s asset portfolio, unlike its peers’, has minimal exposure to North American natural gas, the price of which has collapsed over the past four years; and (2) a legacy position from the 1950’s provided Hess with a substantial entry into the Williston Basin (“Bakken”), one of the most productive unconventional plays being drilled today. In light of these advantages, even shareholder returns in line with peers (which Hess most certainly did not achieve) would still have constituted inexcusably poor performance.

Underperformance of this magnitude, that is calculated against any reasonable set of peers, and that exists over any time frame—up to and including the entire 17 years of John Hess’s term as CEO—demands change in the boardroom.

Who Represents the Interest of 90% of the Shareholders?

The Hess board has the lowest rate of independence, least oil & gas operating experience, most management directors, and one of the longest tenures of any of Hess’s peers. While the independent directors on the Hess board are accomplished in their fields, none (as in zero) have operating experience in the oil and gas industry. Further, the board is characterized by extraordinarily long tenures, the average of which is 50% higher than the average tenure of S&P 500 board members. Finally, many Hess board members have personal and financial relationships with the Hess family. The confluence of these dynamics calls into extreme question the ability of this board to effectively oversee John Hess.

The Company slate that is up for election epitomizes these issues. Of the five individuals expected to stand for election: no independent director has E&P operating experience; three directors have served on the board for over 15 years (two for over 20 years); and two are joint executors of the Leon Hess estate (notably, these two long serving family confidants are a member and chair of the Hess board’s compensation committee).

Shareholders are frustrated with this lack of oversight and want to hold the board accountable:

•                  Shareholders have consistently withheld votes from directors despite there being no alternative: the last time current directors were up for election 39%, 39%, and 33% of votes(4) were withheld from Nicholas Brady, Thomas Kean, and Frank Olson, respectively (and this was the 3rd and 2nd consecutive election with greater than 20% of votes withheld against Brady and Olson, respectively). For context, the average percentage of votes withheld from directors in the S&P 500 is below 5%.

•                  Shareholders have also overwhelmingly expressed opposition to Hess’s staggered board: in the past five years, 90% of non-insider shareholders have voted for proposals to declassify the board on three separate occasions.

•                  Shareholders recognize that Hess’s compensation policy is structured to reward mediocrity: support for Hess’s “Say on Pay” ranked 149th out of 156 Energy Companies and 427th out of the 450 S&P companies that had “Say on Pay” votes.

By nominating five highly accomplished executives with substantial expertise and deep experience, we hope to provide shareholders an alternative to the poor performance and lack of accountability currently at Hess.

Shareholder Nominees Can Reassess and Refocus Hess

We believe that the Shareholder Nominees will deliver the high-quality, experienced, and independent business judgment that is desperately needed in the Company’s boardroom. As a shareholder, we are excited that professionals of this caliber have stepped forward:

•                  Rodney Chase (Former Deputy Group Chief Executive, BP): senior executive experience managing every major business at a global integrated energy company. Retiring from BP in 2003, he served as CEO of BP America, CEO of Marketing & Refining, and CEO of E&P.

•                  Harvey Golub (Former Chairman & Chief Executive Officer, American Express): substantial experience in finance, operations, and strategic turnarounds. His refocusing of American Express in the 1990s has been called “one of the most impressive turnarounds of a large public corporation in history.”

•                  Karl Kurz (Former Chief Operating Officer, Anadarko): helped to lead a major transformation of a large independent E&P. He was instrumental in building a top-tier exploration capability, instilling capital discipline, and improving operational focus.

(4)  Percentage of votes withheld; Hess estate is assumed to have voted for nominees and is excluded from calculation.

•                  David McManus (Former Executive Vice President, Pioneer Natural Resources): substantial experience overseeing international E&P assets, also served as EVP at BG Group and President of Arco Europe. He oversaw a widely-hailed value accreting divestiture program of Pioneer’s international portfolio that has been called “a text book repositioning of a portfolio.”

•                  Mark Smith (Current Senior Vice President & Chief Financial Officer, Ultra Petroleum): manages lowest cost operator in resource play environment. Ultra is widely recognized for delivering industry-leading operating performance and prioritizing profitable growth through cycles. He has direct experience monetizing infrastructure assets in a tax efficient manner while maintaining strategic control.

Leaders of this caliber would be a welcome addition to the board of any company. To Hess, they bring substantial, relevant experience in areas where the Company sorely lacks counsel and oversight.

What is Hess Corporation and What Are the Problems and Solutions?

What is Hess?

Hess is an incredibly scattered organization. As described in its own 10-K:

“Hess Corporation is a global integrated energy company that operates in two segments, Exploration and Production (E&P) and Marketing and Refining (M&R). The E&P segment explores for, develops, produces, purchases, transports and sells crude oil and natural gas. These exploration and production activities take place principally in Algeria, Australia, Azerbaijan, Brazil, Brunei, China, Denmark, Egypt, Equatorial Guinea, France, Ghana, Indonesia, the Kurdistan region of Iraq, Libya, Malaysia, Norway, Peru, Russia, Thailand, the United Kingdom and the United States (U.S.). The M&R segment manufactures refined petroleum products and purchases, markets and trades refined petroleum products, natural gas and electricity. The Corporation owns 50% of HOVENSA L.L.C. (HOVENSA), a joint venture in the U.S. Virgin Islands. In January 2012, HOVENSA announced a decision to shut down its refinery and operate the complex as an oil storage terminal. The Corporation also operates a refining facility, terminals, and retail gasoline stations, most of which include convenience stores that are located on the East Coast of the United States.”

Even this rambling description fails to mention that Hess operates a hedge fund using shareholder capital, owns an electric generating station, and funds the development of fuel cell technology.

In our view, the breadth of the Company’s operations makes it difficult to manage, creates an environment where distracted management make poor decisions, renders meaningless any attempt to articulate a clear strategy, and hinders any attempt the board hypothetically might make to hold management accountable for executing on a strategy, to the extent one existed. From the outside, it makes the Company challenging to analyze.

Yet, buried within the Company are highly valuable, high-potential assets.

Premier Position in the Bakken

Hess owns one of the most valuable acreage positions in the Bakken, a premier U.S. resource play. In addition to an extensive review of the substantial well performance data that are available, Elliott retained W.D. Von Gonten & Co., an industry-leading petroleum engineering and geological services firm that is the recognized expert in unconventional resource play evaluations, to help analyze the relative value of Hess’s Bakken position to peers such as Continental and Oasis.

Von Gonten found that Hess’s Bakken asset has a higher per acre value than Continental and Oasis and that the total value of Hess’s acreage is comparable to the total value of Continental’s Bakken acreage. This view of the quality of the Company’s acreage position was supported by anecdotal commentary from other Bakken-focused operators. In addition to its extraordinarily valuable, highly coveted Bakken play, the Company has potentially valuable positions in both the Utica and the Eagle Ford.

Crown Jewel Long-life Oil or Oil-Linked Offshore Assets

Offshore, the Company owns substantial interests in several “crown jewel” assets, including in the Gulf of Mexico, the North Sea, West Africa, and Southeast Asia. The substantial majority of these are very long-life assets, and nearly all are oil or oil-linked. In addition to analyzing publicly available production data, Elliott used Wood MacKenzie and Rystad data to build out our valuation of every material asset in Hess’s portfolio. Further diligence included discussing the assets with publicly traded partners in the relevant concessions and singling out certain material assets for a further review by an independent consultant.

We Estimate that the Intrinsic Value of Hess Could Be Up to $126 per share

If managed appropriately, we believe the equity value of Hess could be up to $126 per share — a massive premium to where the shares currently trade in the market. But reclaiming this shareholder value requires substantial strategic change.

Lack of Focus

There are real problems at Hess, and we believe they stem from a lack of focus and strategy. While over 90% of Hess’s value derives from its E&P operations, the Company maintains a laundry list of downstream (and out of any stream) distractions. Simply put: What is an E&P business in 2013 doing in the hedge fund business? Why does the Company fund fuel cell technology? What is the strategic purpose of owning an electric generating station?

This lack of focus pervades Hess’s upstream portfolio as well. Hess is in over 20 countries. As John Hess has said: “We have the portfolio of a major, we have the technical challenges of a major…” But Hess is less than 1/11th the size of the majors it lists as its proxy peers. It is 1/23rd the size of Exxon and 1/12th the size of Chevron. By definition, if Hess spreads itself as broad as a major with a fraction of the resources, it simply does not have the wherewithal to compete.

Lack of focus leads to poor capital allocation decisions and poor execution. Hess abounds with examples of both.

Capital Allocation

Despite Brent oil prices quadrupling over the past decade, Hess has neither grown its dividend nor repurchased a share of stock. Where has the capital gone? Wood Mackenzie estimates that in the last five years, Hess destroyed $4 billion of capital through its failed exploration program—more than 20% of the entire market capitalization of the Company.

(Source: Wood Mackenzie)

Over the last decade Hess described itself as a “high-impact explorer.” The Company regularly drilled rank exploration wells at 80% to 100% working interest—counter to the widely followed industry practice of farming out prospects. Farm-outs accomplish two goals: (1) given the highly speculative nature of exploration activities, spreading one’s risk is prudent (which would have been particularly useful for Hess, given the relatively few such bets a company of its size can place); and (2) perhaps more importantly, explorers are able to validate their investment thesis in the marketplace. Ignoring exploration best practices, Hess disregarded the opportunity to learn that the rest of the industry might not have thought too highly of the holes into which the Company was pouring billions of dollars of shareholder capital.

Execution

Hess’s mismanagement of the Bakken has been striking.

In 2009, contrary to every other operator in the play, the Company embarked on and persisted with a program of drilling dual lateral wells (a technology ill-suited to the Bakken). The subsequent well performance was substantially below industry average.(5) We spoke with several industry executives who believe this was the result of attempting to bring high-tech, complex drilling techniques that characterizes deep water exploration into a play that required a low-cost lean manufacturing approach.

In 2012, the Company’s well costs in the Bakken spiraled out of control. For the first half of the year, per well drilling and completion costs were $3 million higher per well than industry average (a 30% cost overrun that equates to over $5.6 billion of value destruction if left unchecked). We have heard anecdotal reports of firms that owned an interest in Hess acreage going “non-consent”—that is, passing on the option to participate in Hess-drilled wells (fairly remarkable given that the Bakken is one of the highest return shale plays existing today). Senior executives of Bakken-focused players also noted that they consistently attempt to swap out of Hess-operated wells, even if into worse acreage, in order to avoid these return-destroying cost overruns. While the Company may insist well costs are trending down, it is not clear whether this represents improvement from a very low base or simply the migration to a much lower cost completion technique (with Hess’s cost remaining substantially above industry players using those lower cost methods).

Poor execution not only decreases the value of existing assets, but also squanders the potential of corporate opportunities. In April 2010, as competitors were focused on assembling positions in the Eagle Ford shale (the premier liquids resource play in the U.S.), Hess tied its own hands with an ill-conceived joint venture with unknown ZaZa Energy that was predetermined to fail. ZaZa was paid by Hess to acquire acreage regardless of cost or quality and bore no risk for Hess’s capital losses. Two years later, after competitors had secured extremely valuable Eagle Ford positions, Hess realized its mistake and attempted to get out of the joint venture. The cumulative monetary loss was $175 million in cash payments and the forfeiture of over 60,000 acres in the Eagle Ford. Further, there is still ongoing litigation related to this transaction, as Hess paid lease brokers for acreage that was never delivered (bespeaking lack of capital controls). But much worse is the foregone multi-billion dollar opportunity that Hess’s competitors were able to seize.

Lack of Focus is Recurring

The point is not whether the Company has modestly reduced its exploration program, halted using dual lateral wells in the Bakken, or determined to avoid future contracting failures such as the ZaZa JV. The point is that lack of focus is a chronic issue at Hess that remains unchecked by the board.

In short: history will continue to repeat itself at Hess if action is not taken.

An example:

In April 2003 Hess management told shareholders that the Hess exploration program would focus on deepwater Gulf of Mexico, West Africa, and Southeast Asia. Over the next decade, Hess poured

(5)  Elliott estimate based on public well data from North Dakota Industrial Commission capital and management time into exploration in Australia, Brazil, China, Colombia, Egypt, France, Kurdistan, Libya, and Peru with the value-destroying results detailed above by Wood Mackenzie.

Again, in November 2012, Hess management apologized to shareholders for a “strategy that didn’t work” and explained it had “shifted our exploration strategy” to three primary focus areas: Gulf of Mexico, West Africa, and Asia-Pacific—exactly what we were told a decade ago. This time Hess management team went further and said they would no longer drill 80% to 100% working interest wells and instead would act in accordance with the industry’s widely-followed risk management practice of farming out prospects described above. Only ten seconds later, Hess management was enthusiastically talking about seeing “lots of hydrocarbons” in Kurdistan where it would drill 85% working interest wells. Two months later, Hess management reached an agreement to increase their exposure to Paris Basin exploration to an 85% working interest.

What is occurring here? Neither France nor Kurdistan is in the “focus areas” and both are being drilled at 85% working interest. Where is the accountability for broken promises to shareholders?

When Hess learned of our intention to nominate directors, they responded with yet more promises. Are we now to believe that a hastily announced exit from its refining and terminal businesses is a credible commitment to refocusing the company?

Hess’s Configuration of Assets Results in Market Penalties and Management Challenges

In all industries the market penalizes lack of focus and strategy and rewards clear focus and execution—E&P is no different. Given the history of mishaps, it is no wonder that analysts write about “investor skepticism” and “loss of confidence” in Hess management execution.

But the discount the market applies to Hess goes deeper.

Market Penalty

Bakken operators trade at substantially higher cash flow multiples than large-cap internationals.(6) The average Bakken pure play trades at 8.4x versus 4.3x for large-cap internationals—nearly a 100% higher multiple.

Hess, a mix of both, trades at a shocking 3.0x. Why?

Bakken operators have high capital intensity and material free cash flow gaps—two operating realities of resource plays in the early stages of their development. Investors in Bakken pure plays are comfortable with capital intensity and manageable cash flow gaps, because there is a high level of transparency as to where the capital is going and its expected return. Conversely, investors in large-cap internationals penalize capital intensity and cash flow gaps as indicators of risk and lack of capital control.

Rather than receiving a blended multiple, Hess is penalized twice:

(6)  Bakken operators receive a higher EBITDA multiple because they are generally valued on a NAV basis that takes into account their substantial undeveloped acreage: analysts and investors model out a drilling plan based on single well economics. The repeatability of the drilling process (in the right play and with the right operator) lends itself to such a valuation technique.

•                  Penalty #1: Hess is grouped with other large cap internationals and thus does not get credit for its Bakken asset.

•                  Penalty #2: Hess gets a lower multiple than its large-cap international peers due to its capital intensity and cash flow gap (which in part are due to its Bakken operations). We believe the lack of confidence in management further pressures Hess’s multiple.

The double penalty is exacerbated by the fact that 20 out of the 22 Wall Street analysts that cover Hess primarily cover large cap internationals. Only two analysts also cover Bakken operators, and it is no coincidence that these two analysts have a 40% higher average price target for Hess.

By separating Hess into Hess Resource Co. and Hess International, the Company has a tremendous opportunity to receive multiple expansion on both portions of its business.

Management Challenges

Perception is not the only challenge presented by Hess’s combination of these types of assets. Resource plays and conventional offshore assets also require very different management capabilities to be successful. Successful resource play operators have a maniacal focus on cost; a $100,000 cost overrun on a well, repeated 1,000 times on each well across the entire play, can have a substantial impact on overall returns. Conversely, the fact that offshore basins require substantially fewer wells, combined with fiscal regimes that often offer advantageous recoupment of capital outlays, make the economics of deep water oil extraction surprisingly insensitive to cost overruns. The conflicting management requirements of resource plays and deep water basins makes managing both businesses in the same company quite challenging.

We believe Hess’s illogical, difficult to value configuration of assets is evidence of a lack of focus that breeds poor execution, encourages appalling capital allocation, and results in perpetual undervaluation by the market.

Refocus Hess

Hess requires a thorough restructuring that realigns its current multitude of businesses and assets into manageable, focused enterprises. To that end, we believe the Hess board should:

1.              Spin off the Bakken along with the Eagle Ford and Utica acreage

2.              Divest downstream assets and monetize resource play infrastructure

3.              Streamline the remaining international portfolio

Spin off the Bakken—Creating Hess Resource Co.

Buried within Hess Corporation is one of the premier U.S. resource play focused companies. Similar to Continental, Pioneer, Range, and Cabot, and based solely on its existing asset base, Hess Resource Co. would have a substantial position in a major U.S. resource play along with strong secondary positions (in Hess’s case the Eagle Ford and Utica).

Instead of being anchored by the low multiple associated with large-cap internationals, Hess Resource Co. would receive the high multiple that is a product of NAV-based valuation that fully takes into account undeveloped acreage—as the market is well informed on the value of the Bakken, Eagle Ford, and Utica.

We estimate that a spin-off of Hess Resource Co. could create over $28 per share of additional value for Hess Corporation shareholders—a nearly 60% increase in the Company’s stock.

Divest Downstream Distractions and Monetize Midstream Assets

Hess Corporation capital is tied up in a multitude of businesses it should exit: Hedge Funds, Electric Generation, Retail & Marketing, Distribution, Refining, and others. In addition, Hess has poured over $1 billion of shareholder capital into midstream assets around its Bakken acreage when there are numerous lower cost of capital alternatives that would allow Hess to maintain strategic control.

By divesting out of downstream and tax efficiently monetizing midstream assets through MLP or REIT structures, Hess Corporation could release up to $5.5 billion of capital that could be returned to shareholders. We estimate that carrying out such transactions would create over $11 per share of additional value for shareholders—over a 20% impact on the stock price. In addition, we believe the market would give Hess a higher overall multiple as confidence was gained that management was credibly focusing on its most valuable assets and removing distractions.

Streamline Hess International

As a result of the spin-off of Hess Resource Co. and the divestment and monetization of downstream and midstream, respectively, we believe Hess International would emerge as a marquee collection of long-life oil (or oil-linked) assets. We believe the reduced capital intensity and positive free cash flow would result in the market assigning a substantially higher multiple more akin to Hess’s New York and London listed peers, resulting in over $36 per share of additional value to Hess Corporation shareholders—over a 70% increase in shareholder value.

We Believe that Refocusing Hess Could Create Over $76 per Share of Additional Value = Over 150% Upside

Creating separate enterprises that can transparently execute against specific strategies will reclaim decades of lost shareholder value. Focus, execution, and accountability are powerful tenets of enterprise. They are needed at Hess.

Elliott Looks Forward to Introducing the Shareholder Nominees to the Owners of Hess

The ideas set out above are the result of substantial investigation and analysis by Elliott and reflect our thoughts on the most promising path to maximize shareholder value. Our belief in the potential of Hess is demonstrated by the substantial investment we have made in the Company’s stock.

While this letter presents Elliott’s perspectives, Shareholder Nominees will form their own, independent views on the Company, its assets, and its strategy. These five accomplished individuals bring deep knowledge and experience in areas that are severely lacking in the existing board. We look forward to introducing them to the shareholders in the weeks and months ahead.

Sincerely,

John Pike	Quentin Koffey

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) intend to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2013 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2013 Annual Meeting”) of Hess Corporation (the “Company”). Information relating to the participants in such proxy solicitation has been included in materials filed on January 29, 2013 by Elliott with the Securities and Exchange Commission pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2013 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $21 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

###

Participants in the Solicitation

The potential participants in a proxy solicitation by Elliott in connection with the 2013 Annual Meeting are anticipated to include Elliott Associates, L.P. (“Elliott Associates”), a Delaware limited partnership, Elliott International, L.P. (“Elliott International”), a Cayman Islands limited partnership, each of the five individuals nominated by Elliott for election as directors at the 2013 Annual Meeting: Rodney F. Chase, Harvey Golub, Karl F. Kurz, David McManus and Marshall D. Smith, and each of the two individuals identified by Elliott as alternate nominees: William B. Berry and Jonathan R. Macey.

In addition, Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P. (“Capital Advisors”), a Delaware limited partnership which is controlled by Singer, and Elliott Special GP, LLC (“Special GP”), a Delaware limited liability company which is controlled by Singer, are the general partners of Elliott Associates and may all be deemed to beneficially own the shares of common stock of the Company, par value $0.01 per share (the “Shares”), held by Elliott Associates, (ii) Singer, Braxton Associates, Inc. (“Braxton”), a Delaware corporation, and Elliott Asset Management LLC (“Asset Management”), a Delaware limited liability company, are the general partners of Capital Advisors and may be deemed to beneficially own the Shares held by Elliott Associates, (iii) The Liverpool Limited Partnership (“Liverpool Partnership”), a Bermuda limited partnership, is a wholly-owned subsidiary of Elliott Associates that acquired a portion of the Shares beneficially owned by Elliott Associates, and Liverpool Associates Ltd. (“Liverpool Associates”), a Bermuda company, is a wholly-owned subsidiary of Elliott Associates and is the sole general partner of Liverpool Partnership and may be deemed to beneficially own the Shares held by Liverpool Partnership, and (iv) Elliott International Capital Advisors Inc. (“EICA”), a Delaware corporation, as investment manager of Elliott International, Hambledon, Inc. (“Hambledon”), a Cayman Islands corporation which is also controlled by Singer, as the sole general partner of Elliott International and Singer, may be deemed to beneficially own the Shares held by Elliott International (Elliott, Singer, Capital Advisors, Special GP, Braxton, Asset Management, Liverpool Partnership, Liverpool Associates, EICA, Hambledon and Elliott Management Corporation, a Delaware corporation which provides management services to Elliott and their affiliates, and the nominees and alternate nominees identified above, collectively the “Elliott Participants”). Each of the Elliott Participants may be deemed to be participants in the proxy solicitation by Elliott in connection with the 2013 Annual Meeting.

As of January 28, 2013, Elliott Associates is the direct record owner of 17,500 of the Shares and is the beneficial owner of an additional 4,798,311of the Shares, which includes Shares that Elliott Associates (in part through Liverpool Partnership) has the right to acquire through the exercise of options.

As of January 28, 2013, Elliott International is the direct record owner of 32,500 of the Shares and is the beneficial owner of an additional 8,911,689 of the Shares, which includes Shares that Elliott International has the right to acquire through the exercise of options.

Mr. Golub beneficially owns 100 shares of common stock of the Company, 60 shares of which are held in Mr. Golub’s name in a separately managed account that serves as collateral for a line of credit, and 40 shares of which are held in a separately managed cash margin account through a Grantor Retained Annuity Trust of which Mr. Golub is the grantor and his daughter is the trustee.

Except as described herein, as of January 28, 2013, none of the Elliott Participants owns any securities of the Company.